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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE



             INFORMATION HOLDINGS INC. PRICES COMMON STOCK OFFERING

         NEW YORK, MARCH 14, 2000 -- INFORMATION HOLDINGS INC. (NYSE:IHI) announced today that it has priced a public offering of 4,500,000 shares of common stock at a price to the public of $36.50 per share. The Company has granted the underwriters an option to purchase up to an additional 675,000 shares to cover over-allotments. The net proceeds to the Company totaling approximately $155 million will be used to develop and market the Company's CorporateIntelligence.com web site, to finance future acquisitions and for working capital and general corporate purposes. The Company expects to complete the offering on March 20, 2000. Merrill Lynch & Co., Morgan Stanley Dean Witter and Thomas Weisel Partners LLC are acting as managing underwriters for the offering.

         For a copy of the prospectus relating to this offering, contact Merrill Lynch & Co. at (212) 449-3107.

         Information Holdings Inc. is a leading provider of information products and services, primarily to the intellectual property and scientific markets. Through its CorporateIntelligence.com unit, which includes MicroPatent and Master Data Center, the Company provides a broad array of databases, information products and complementary services for intellectual property professionals. The Company is recognized as a leading provider of intellectual property information over the Internet. In addition, the Company's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. Information Holdings Inc. is listed on the New York Stock Exchange and trades under the symbol IHI.

For further information contact:

Vincent A. Chippari                                      Chris Plunkett
Executive Vice President & Chief Financial Officer       Brainerd Communicators
Information Holdings Inc.                                (212) 986-6667
(203) 961-9208